EXHIBIT 21--SUBSIDIARIES OF THE REGISTRANT


SCT Software & Resource Management Corporation

SCT Financial Corporation

SCT Government Systems, Inc.

SCT Property, Inc.

SCT Utility Systems, Inc.

SCT International Software & Services, Inc.

SCT International Limited

SCT Manufacturing & Distribution Systems, Inc.

SCT Technologies (Canada) Inc.

Adage Systems International (Europe) B.V.

Adage Systems International (Australia) Pty. Ltd.

Systems & Computer Technology International S.A.R.L.

ASI Australia Holding Company